Exhibit 99.1

SUMMARY OF CERTAIN INFORMATION TO BE MADE AVAILABLE

TO POTENTIAL LENDERS BY THE PACIFIC LUMBER COMPANY ("PALCO")

Following is a summary of certain information being made available to potential lenders by Palco in connection with a proposed new $75.0 million senior secured term loan facility and a proposed new $60.0 million senior secured revolving credit facility to refinance and replace Palco's existing credit facilities, as well as to provide additional funds for capital expenditures and working capital. There is no assurance as to whether, when, or in what amounts and on what terms, any such facilities might be available to and entered into by Palco.

The following table sets forth estimated ranges of market values and replacement costs, as indicated, of certain assets of Palco and its subsidiaries, exclusive of Palco's interest in the Registrant. These estimates were prepared or obtained by Palco management at various times and are being furnished to potential lenders for the limited purpose of indicating the general magnitude of the assets available to serve as collateral for the proposed new credit facilities. Palco is also advising potential lenders that it has underway efforts to monetize during the next three to five years certain of the real estate assets included in the following table, whose aggregate values or replacement costs are estimated to be approximately $75.0 million. There is no assurance that any of these estimates of value or replacement cost represent the actual fair market values of the relevant assets or the amounts that might be obtained in any sale or other monetization of the relevant assets. Likewise, there is no assurance as to whether, when, or in what amounts and on what terms, any funds might be generated from Palco's monetization efforts as to any of these assets.

	Estimated Value
	Low	High
	($ in millions)
Scotia Sawmill and Planer - Estimated Replacement Cost	$ 70.0	$ 80.0
Britt Sawmill- Estimated Replacement Cost	20.0	30.0
32.5 Megawatt Cogeneration Plant - Estimated Replacement Cost	60.0	70.0
Scotia Drying Kilns - Estimated Replacement Cost	10.0	15.0
Scotia Garage and Machine Shop - Estimated Replacement Cost	1.0	2.0
Rolling Stock, Trust and Other Mobile Equipment - Estimated Replacement Cost	25.0	30.0
Subtotal	186.0	227.0

Scotia Town
Residential Property - Appraised Value	55.0	60.0
Commercial Property - Appraised Value	20.0	20.0
	75.0	80.0
Real Estate - under contract	14.2	19.4

	14.2	19.4
PALCO Owned Acreage	TBD	TBD
Subtotal	$ 89.2	$ 99.4

TOTAL	$ 275.2	$ 326.4

Source: Management estimates and third party appraisals for certain assets